Exhibit 99.1

Date:	December 17, 2013
Contact:	Nicole Spreck, Inland Marketing & Communications, Inc.
(630) 586-4896 nicole.spreck@inlandgroup.com

Inland Diversified Real Estate Trust, Inc. Announces Definitive Agreement to Sell $503 million of Single Tenant, Net-Leased Properties

-Portfolio sale of 84 single tenant properties for approximately $503 million, which will generate proceeds of approximately $223 million net of debt and closing costs

-With this profitable transaction, Inland Diversified is now positioned as a focused multi-tenant retail REIT as it progresses toward the final stage of a liquidity event

Oak Brook, Ill. – Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”) announced today that it has entered into definitive sale agreements with Realty Income Corporation (NYSE: “O”) to sell 84 single tenant, net-leased properties for approximately $503 million, or approximately $223 million net of debt and closing costs.

“This exciting transaction positions Inland Diversified’s national portfolio of quality multi-tenant retail assets for the final stage of its liquidity event, which a special committee of independent directors continues to pursue,” said Barry Lazarus, president and chief operating officer of Inland Diversified. Mr. Lazarus added, “This sale is an important first step in our overall strategy designed to maximize the value of this portfolio on behalf of stockholders.”

The expected proceeds from these transactions, when combined with cumulative monthly distributions, represent a return to investors of approximately 40 percent, assuming a purchase of shares of Inland Diversified in September 2009. This return is based on the proportion that the equity invested in the assets sold bears to the total equity invested in Inland Diversified.

The transaction is expected to close in several tranches during the first quarter 2014, with the first closing expected in January 2014. Each closing is subject to customary approvals and the completion of certain closing conditions, and it is possible that the timing of the closings may be delayed. Inland Diversified presently intends to make distributions to its stockholders of the net proceeds following each of the closings.

Independent Advisors

Eastdil Secured/Wells Fargo Securities is acting as financial advisor and Alston & Bird LLP serves as legal counsel to the Special Committee of Independent Directors of Inland Diversified.

About Inland Diversified Real Estate Trust, Inc.

Inland Diversified Real Estate Trust, Inc. is a public, non-listed real estate investment trust focused on acquiring a diversified portfolio of commercial real estate assets in various property categories, including: grocery-anchored shopping centers, necessity-based retail assets, single tenant office and multi-family assets. As of September 30, 2013, the company owned approximately 12.4 million square feet of commercial real estate, as well as 444 multi-family units, in 31 states, with a portfolio of approximately $2.4 billion in assets. For additional information, please refer to www.inlanddiversified.com.

Forward Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,”

“would,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appears,” or “believe.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties that may affect the ability of the parties to satisfy conditions to closing, the amount of net proceeds available for distribution to stockholders, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under “Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

For Additional Information

Additional details about the transaction can be found in our Current Report on Form 8-K with the Securities and Exchange Commission. Copies can be obtained from the SEC website at www.sec.gov, or on Inland Diversified’s website at www.inlanddiversified.com. Inland Diversified stockholders may contact Inland Investor Services for additional information by calling 1-800-826-8228 or emailing to Custserve@inland-investements.com.

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